EXHIBIT 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (“Agreement”) is entered into by and between Kathy Bronstein (“Bronstein”), on the one hand, and The Wet Seal, Inc. (“the Company”), on the other hand. Bronstein and the Company are referred to collectively as “the Parties.”

This Agreement is made with reference to the following facts:

A. Bronstein was an employee of the Company until at least February 5, 2003. On that date, Bronstein was relieved of her duties. The Company contends that Bronstein remained an employee of the Company until May 10, 2003, when her employment was effectively terminated. Bronstein acknowledges that she was paid as an employee through May 10, 2003.

B. Bronstein has been and is a securities holder of the Company, but, at all times, owned and owns less than ten (10) percent of the outstanding shares or voting rights of The Company.

C. Bronstein has made and is making various claims against the Company, Irving Teitelbaum and Susan O’Toole, including, without limitation: wrongful termination; retaliatory discharge; gender discrimination; breach of contract; defamation; humiliation; emotional distress; invasion of privacy; fraud; and misrepresentation.

D. Bronstein is seeking various damages against the Company, Irving Teitelbaum and Susan O’Toole, including, without limitation, damages for: lost future salary; lost future bonuses; injury to reputation; and emotional distress.

E. The Company has a duty to indemnify Irving Teitelbaum and Susan O’Toole against Bronstein’s claims, including defense costs.

F. Among other reasons, the Parties want to settle this matter to avoid prosecution and defense costs, which would be significant. The Parties desire to avoid litigation and settle all the disputes and differences between them.

Based on the foregoing representations, the Parties agree as follows:

1. No Admission of Liability.

The Company on behalf of itself and on behalf of the Company Releasees (as defined in Paragraph 3 hereof) and Irving Teitelbaum and Alan Siegel, on the one hand and Bronstein on behalf of herself and on behalf of the Bronstein Releasees (as defined in paragraph 3 hereof) on the other hand, have denied and continue to deny all of the material allegations made by the Parties, and deny and continue to deny that they (the Company Releasees, Irving Teitelbaum, Alan Siegel or the Bronstein Releasees) are liable to each other in any amount whatsoever, or at all.

2. Consideration.

(a) In consideration of the covenants undertaken and releases given herein by Bronstein, the Company shall pay to Bronstein and do the following:

(i) The Company shall by or before the later of July 18, 2003, or the eighth day following Bronstein’s execution of this Agreement, transfer to Bronstein the Sun Life of Canada Universal Life policy number 02003995 (the “Policy”) which had been acquired by the Company to fund its obligation to Bronstein under the Company’s Supplemental Executive Retirement Plan (“SERP”). The Company represents that it has full authority to effect a transfer of all value and rights in the Policy to Bronstein and that the Policy being transferred to Bronstein has a current value of at least $940,403.53 (“Policy Account Value”) and a present surrender value of at least $915,657.78. The Company will take federal and state withholdings based upon the Policy Account Value of the SERP interest being transferred to Bronstein from the payment that is to be made to Bronstein pursuant to Paragraph 2(a)(iii) of this Agreement. Other than the transfer of the Policy contemplated above, Bronstein acknowledges that she has no other interests in and has no entitlement to or expectation of receiving any other benefits, payments or things of value pursuant to or arising out of the SERP. Bronstein acknowledges that, upon the transfer of the ownership of the Policy from the Company to her as provided for in this Paragraph 2(a)(i), she hereby relinquishes, waives and forfeits any other rights or entitlements to any other benefits, payments, premium payments or things of value pursuant to or arising out of or relating to the SERP and that her status as a participant in or beneficiary of the Company’s SERP has been terminated;

(ii) The Company shall by or before the later of July 18, 2003, or the eighth day following Bronstein’s execution of this Agreement, vest and distribute to Bronstein the remaining previously unvested portions of Bronstein’s 2001 stock bonus and 2002 stock bonus awards and shall award, vest and distribute a 2003 stock bonus. As a result, the Company shall distribute to Bronstein a total of 4,422 shares of stock (inclusive of the 2003 stock bonus award) in the Company and such shares comprise all outstanding 2001, 2002 and 2003 stock bonus awards. The Company will take federal and state withholdings based upon the value of 4,442 shares on the later of July 18, 2003, or the eighth day following Bronstein’s execution of this Agreement, from the payment that is to be made to Bronstein pursuant to Paragraph 2(a)(iii) of this Agreement. Bronstein acknowledges that, except as provided in this

Paragraph 2(a)(ii), she has no further right to receive any further stock bonus awards or shares;

(iii) The Company shall by or before July 18, 2003, or the eighth day following Bronstein’s execution of this Agreement, pay to Bronstein the gross amount of Two Million One Hundred Sixty-Nine Thousand Dollars ($2,169,000), less federal and state withholdings applicable to the value of the Stock Bonus Shares being provided to Bronstein pursuant to Paragraph 2(a)(ii) of this Agreement and the Policy Account Value being transferred to Bronstein pursuant to Paragraph 2(a)(i) of this Agreement. The Company will issue to Bronstein a form 1099 reflecting the payment of Two Million One Hundred Sixty-Nine Thousand Dollars ($2,169,000) made to Bronstein pursuant to this Paragraph 2(a)(iii).

(iv) The Company shall reimburse Bronstein for her attorney’s fees and costs up to a maximum of One Hundred Twenty-Five Thousand Dollars ($125,000) within thirty (30) days of presentation of such bills to the Company. The Company will issue to Bronstein a form 1099 reflecting the payment of One Hundred Twenty-Five Thousand Dollars ($125,000) to Bronstein’s attorneys pursuant to this Paragraph 2(a)(iv);

(v) Notwithstanding the terms of any stock option agreements, grants or stock option plans to the contrary, Bronstein shall be permitted to exercise any previously vested unexercised stock options granted to her by the Company until June 1, 2005. The parties acknowledge that as of May 10, 2003, Bronstein had 405,000 vested, unexercised stock options. The parties further acknowledge that such vested unexercised options would have been forfeited had they not been exercised by or before May 10, 2003. Bronstein acknowledges that any stock options that had previously been granted to her which had not vested on or before May 10, 2003, have terminated, in their entirety. Bronstein acknowledges that, pursuant to this paragraph 2(a)(v) and paragraph 3(d) herein, she hereby relinquishes and waives any claims that she has or may have had with respect to any such stock options which had not vested on or before May 10, 2003. Other than extending the exercise date of the previously vested, unexercised options as set forth above, nothing herein modifies or otherwise changes the operative stock plans, grants or stock option agreements.

(vi) The Company shall permit Bronstein to continue to use the Company 60% Discount Card for a period of five (5) years commencing July 1, 2003, at which time the Discount Card must be returned to the Company. The utilization of the Discount Card shall be subject to the Company’s policies and requirements pertaining to the utilization of a Discount Card by executive-level employees. If, at any time Bronstein fails to abide by the above-referenced conditions, the Discount Card shall be forfeited and must be immediately returned to the Company.

(b) Bronstein acknowledges and agrees that the Company is not obligated to provide the above-referenced consideration to her under its normal policies and procedures. Bronstein also acknowledges and agrees that, except as expressly provided in this Paragraph, that no other monetary payments or consideration shall be provided to her in exchange for entering into this Agreement. Bronstein acknowledges and agrees that she has previously received all salary, bonuses, vacation pay, and any other forms of compensation in connection with her services to the Company through the date of this Agreement. Bronstein acknowledges that the payments and things of value being provided to her pursuant to this Paragraph 2 are in satisfaction of Bronstein’s claims for loss of future salary and bonuses, emotional distress and loss of reputation damages Bronstein claims to have suffered as a result of her termination from the Company and the events pertaining thereto.

(c) It is understood and agreed that Bronstein is solely responsible for federal and/or state income tax due on the settlement amounts paid and the consideration provided pursuant to this Agreement. The Company makes no representations or warranties regarding Bronstein’s tax obligations or liabilities concerning the settlement amount. Bronstein hereby agrees that in the event that, as a result of the payments and consideration provided to Bronstein pursuant to this Paragraph 2, any taxing authority or other governmental entity demands additional monies from the Company for penalties, or for those monies which such taxing authority or governmental entity claims should have been withheld from the payments and consideration provided to Bronstein pursuant to this Agreement, Bronstein shall hold the Company harmless and shall promptly indemnify the Company for any monies which the Company becomes obligated to pay, including without limitation, for its attorneys fees, costs, penalties or withholding as described above to any governmental entity or otherwise as a result of such a demand and/or any resulting litigation arising out of, or related to, the payments and consideration being provided to Bronstein pursuant to Paragraph 2 of this Agreement provided however, that Bronstein’s obligation to indemnify the Company for its attorneys fees and costs shall not be applicable to the extent that such fees or costs are allocable to a claim by any taxing authority or other governmental entity that the withholdings taken as a result of the consideration paid pursuant to Paragraphs 2(a)(i) and 2(a) (ii) was less than required under applicable law (based upon the value of consideration paid under Paragraphs 2(a)(i) and 2(a)(ii)). The above-stated indemnity does not pertain to the Company’s share of contributions for social security (including Medicare and OASDI) and FUTA.

3. Complete Release of All Claims, Known or Unknown.

(a) The “Company Releasees” as used in this Agreement is defined to mean, individually and collectively, the Company, all of its divisions, all of its parent, successor, subsidiary, and affiliated companies and entities, and each of its or their officers (including but not limited to Irving Teitelbaum, Alan Siegel and Susan O’Toole), directors (including but not limited to Irving Teitelbaum and Alan Siegel), shareholders, partners, limited partners, agents, attorneys, employees, consultants, representatives, licensees, vendors, and assigns, past and present and each of them.

(b) The “Bronstein Releasees” as used in this Agreement is defined to mean Bronstein, her heirs and attorneys, and each of them.

(c) “Released Claims” as used in this Agreement is defined to mean any and all charges, complaints, actions, claims, accusations, promises, liabilities, demands, debts, damages, losses, accounts, arbitrations, obligations, agreements, expenses and causes or potential causes of action, past, present, or future, known or unknown, suspected or unsuspected, at law or in equity or in arbitration, of any kind or nature whatsoever, other than obligations expressly undertaken in the Agreement.

(d) Bronstein hereby knowingly, voluntarily, irrevocably and unconditionally expressly releases and waives, and absolutely and forever discharges the Company Releasees, individually and collectively, from any and all Released Claims which Bronstein has or claims to have, now or hereafter, against any or all of the Company Releasees, arising out of any and all wrongful acts, acts or omissions occurring before the complete execution of this Agreement. As part of these general and special releases, and not by way of limitation, Bronstein hereby knowingly, voluntarily, irrevocably and unconditionally expressly releases and waives, and absolutely and forever discharges, any and all Released Claims which Bronstein has or claims to have, now or hereafter, against the Company Releasees, individually and collectively, relating to or arising out of any foreign, federal, state, or local constitution, statute, ordinance, regulation, or common law including, but not limited to, any Released Claims arising under or relating to Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Age Discrimination In Employment Act; the California Fair Employment and Housing Act; all provisions of the California Labor Code; all provisions of the California Government Code; the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions; any other foreign, federal, state, or local laws, common law or case law prohibiting employment discrimination or otherwise regulating employment; any Claim or Claims for discrimination, failure to prevent discrimination, retaliation, failure to prevent retaliation, harassment, failure to prevent harassment, assault, battery, misrepresentation, fraud, deceit, invasion of privacy, breach of contract, breach of quasi-contract, breach of implied contract, accounting, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, libel, slander, negligent or intentional infliction of emotional distress, violation of public policy, negligent supervision, negligent retention, negligence, or interference with business opportunity or with contract; and any Claim or Claims for vacation pay, severance pay, rights under any long-term incentive plan or stock option plan, stock grants or stock option grants, or the exercise thereof, any bonus or similar payment, sick leave, holiday pay, pension, retirement, retirement bonus, retirement plans including, without limitation, the Supplemental Executive Retirement Plan (SERP), insurance including, without limitation, health, medical, life, or disability insurance, reimbursement of health or medical costs; provided, however, that this release shall not affect any rights the Parties have been granted pursuant to this Agreement and provided further that this release shall not apply to the claims specified in Paragraph 3(f) below.

(e) The Company on behalf of itself, and Irving Teitelbaum and Alan Siegel, each individually, hereby knowingly, voluntarily, irrevocably and unconditionally expressly release and waive, and absolutely and forever discharge the Bronstein Releasees, individually and collectively, from any and all Released Claims which the Company, Irving Teitelbaum and Alan Siegel have or claim to have, now or hereafter, against any or all of the Bronstein Releasees, arising out of any and all wrongful acts, acts or omissions occurring before the complete execution of this Agreement. As part of these general and special releases, and not by way of limitation, the Company, Irving Teitelbaum and Alan Siegel hereby knowingly, voluntarily, irrevocably and unconditionally expressly release and waive, and absolutely and forever discharge, any and all Released Claims which each of them has or claims to have, now or hereafter, against the Bronstein Releasees, individually and collectively, relating to or arising out of any foreign, federal, state, or local constitution, statute, ordinance, regulation, or common law including, but not limited to, any Released Claims arising under or relating to the Age Discrimination In Employment Act; Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the California Fair Employment and Housing Act; all provisions of the California Labor Code; all provisions of the California Government Code; the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions; any other foreign, federal, state, or local laws, common law or case law prohibiting employment discrimination or otherwise regulating employment; any Claim or Claims for discrimination, failure to prevent discrimination, retaliation, failure to prevent retaliation, harassment, failure to prevent harassment, assault, battery, misrepresentation, fraud, deceit, invasion of privacy, breach of contract, breach of quasi-contract, breach of implied contract, accounting, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, libel, slander, negligent or intentional infliction of emotional distress, violation of public policy, negligent supervision, negligent retention, negligence, or interference with business opportunity or with contract; and any Claim or Claims for vacation pay, severance pay, rights under any long-term incentive plan or stock option plan, stock grants or stock option grants, or the exercise thereof, any bonus or similar payment, sick leave, holiday pay, pension, retirement, retirement bonus, retirement plans including, without limitation, the Supplemental Executive Retirement Plan (SERP), insurance including, without limitation, health, medical, life, or disability insurance, reimbursement of health or medical costs; provided, however, that this release shall not affect any rights the Parties have been granted pursuant to this Agreement and provided further that this release shall not apply to the claims specified in Paragraph 3(f) below.

(f) The release and waiver of claims set forth in this Paragraph 3 hereinabove shall not be applicable to claims (i) made by a third party against Bronstein solely in her capacity as an officer and/or director of the Company, such claims being brought in the right of the Company as a derivative action and (ii) by Bronstein against the Company pursuant to Delaware law for indemnification from claims brought against her by a third party solely in her capacity as an officer and/or director of the Company.

(g) The Parties represent that they have not filed any complaints, lawsuits, charges, arbitrations and/or other claims against each other or any party released pursuant to this Paragraph 3 with any court, governmental agency or arbitration authority or organization.

4. ADEA Release.

(a) Bronstein expressly acknowledges and agrees that this Agreement includes a waiver and release of all claims which Bronstein has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”). The following terms and conditions apply to, and are part of, the waiver and release of ADEA claims under this Agreement.

(b) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Bronstein signs this Agreement. Bronstein has been advised to consult a lawyer before signing this Agreement, and has done so. Bronstein is granted twenty-one (21) days after she is presented with this Agreement to decide whether or not to sign this Agreement. Bronstein will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Agreement, and this Agreement, in its entirety, shall not become effective or enforceable until this revocation period has expired without Bronstein having exercised such right of revocation. Bronstein hereby acknowledges and agrees that she is knowingly and voluntarily waiving and releasing her rights and claims only in exchange for consideration (something of value in addition to anything of value to which she already is entitled).

5. Unknown Claims.

The Parties and Irving Teitelbaum and Alan Siegel expressly waive and relinquish all rights and benefits afforded by Section 1542 of the California Civil Code, and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the California Civil Code states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Bronstein Releasees and the Company Releasees, the Parties and Irving Teitelbaum and Alan Siegel expressly acknowledge that this Agreement is intended to include in its effect, without limitation, any and all Claims which the Parties and Irving Teitelbaum and Alan Siegel do not know or suspect to exist in their favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of such Claim or Claims.

6. Workers Compensation.

Bronstein expressly acknowledges that she has not, to her knowledge, suffered from any illness or injury arising out of and in the course of her employment with The Company that would be compensable under the Workers’ Compensation Act (the “Act”), that she has not filed and has no present intention to file any claim against The Company under the Act, and that she represents that she will not file or otherwise assert any workers’ compensation claim against The Company or any of its affiliated corporate entities seeking to remedy an injury or illness which allegedly involves her psyche, stress, alleged emotional distress, damage or harm to her reputation or other similar harm relating to or impacted or caused by Bronstein’s employment or termination of employment and related acts and events. The Parties agree that this is a material representation and warranty of this Agreement. Accordingly, the Company has the right to assert the full value of the monetary payments being made to Bronstein under Paragraph 2(a)(iii) and (iv) above as an offset and/or credit against any future workers’ compensation award or settlement.

7. Cessation of Employment.

Bronstein represents, understands, and agrees that she shall not knowingly, at any time, apply for, seek, or accept any employment with, and waives any right to employment with, the Company, any division thereof, or any of its parent, successor, subsidiary, or affiliated companies or entities.

8. Return of Property.

(a) Bronstein agrees to return immediately to the Company any and all Company Property in her possession, custody, or control, or in the possession, custody, or control of her legal counsel, family, friends, agents, or representatives. For purpose of this Agreement, Company Property includes, but is not limited to, all records, files, drawings, documents, models, equipment, automobiles, prototypes, designs or any other written or electronically stored information relating to the Company’s business and any and all property (in whatever form or medium) of the Company. Bronstein shall certify, in writing, her compliance with this provision on or before the later of July 18, 2003 or the eighth day following Bronstein’s execution of this Agreement. Notwithstanding the above, Bronstein shall return the Company automobile in her possession to the Company on or before July 18, 2003 or the eighth day following Bronstein’s execution of this Agreement. Bronstein hereby acknowledges that she had no past and has no present or future right, title or interest in any of the tangible assets and/or intellectual property rights (including, but not limited to, trademarks or copyrights) associated with or related to the Company, its divisions (including without limitation, Arden B) or any other affiliated entities, and that any and all such assets and/or rights are owned, exclusively by the Company.

(b) The Company represents that, to its best knowledge, it has already returned or, no later than the eighth day following Bronstein’s execution of this Agreement, it shall return all of Bronstein’s personal property in the Company’s possession (to the extent the Company is aware that such personal property is in its current possession) to her and that it will not open mail received by it marked “personal” and addressed to her but will forward it to her unopened by U.S. Mail to the address Bronstein has listed on this Agreement. Any other mail not so marked but intended for Bronstein personally will be screened by the Company to determine if it is intended for Bronstein personally, and if it is, such will be mailed to her by U.S. Mail to the address Bronstein has listed on this Agreement. An inadvertent failure to return such items shall not constitute a breach of this Agreement.

9. Non-Disclosure/Solicitation.

(a) Bronstein acknowledges that during her service and employment with the Company that she has been privy and made party to confidential information, including but not limited to knowledge or data relating to the Company and its affiliates and their businesses and investments, information regarding Company vendors, Company employees, the Company’s strategic and business plans, and analysis of competitors (“Confidential Information”) and Trade Secrets (as defined below). Following the Effective Date, Bronstein shall hold, for the benefit of the Company, all Trade Secrets and Confidential Information. Bronstein shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process (in which case Bronstein shall use her reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such Trade Secrets or Confidential Information to anyone other than the Company and those designated by the Company. For purposes of this Agreement, “Trade Secrets” shall mean all information, without regard to form, including, but not limited to, technical or non-technical data or reports, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, actual or potential legal claims by or against the Company, business plans or projects, product plans, distribution lists or lists or information pertaining to actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public or any other information or data deemed to be a Trade Secret under applicable law.

(b) Bronstein agrees that should she receive any inquiry or service of process seeking Confidential Information and/or Trade Secrets as described in sub-paragraph (a) of this Paragraph, Bronstein shall notify the Company within two (2) business days and will cooperate with the Company with respect to any such inquiries or service of process.

(c) To protect the goodwill of the Company and the Company’s legitimate business interests and in consideration of the payments made to Bronstein hereunder, for a period of two years following the date she executes this Agreement (the “Restricted Period”), Bronstein shall not, on her behalf or others, directly or indirectly, solicit the suppliers or Employees (as defined below) of the Company or any of its affiliates to terminate their relationship with the Company or its affiliates (or to modify such relationship in a manner that is adverse to the interests of the Company or its affiliates), or to violate any valid contracts they may have with the Company or its affiliates. In addition, during the Restricted Period, Bronstein shall not, without the prior written permission of the Company, directly or indirectly, employ or retain, or have or cause any other person or entity to employ or retain any Employee of the Company or any affiliates. For purposes of this Agreement, the term “Employee” shall mean any employee of, or individual who provides personal services to, the Company or any affiliate.

10. No Attorneys’ Fees or Costs.

Except as otherwise provided in Paragraphs 2 and 14 of this Agreement, the parties to this Agreement agree to bear their own costs and attorneys’ fees in connection with this Agreement and the matters released in this Agreement.

11. Further Cooperation.

The Parties agree that, as part of the resolution of all disputes between them, they will do the following:

(a) Commencing on June 16, 2003 and for a period of two (2) years thereafter, Bronstein agrees to cooperate fully with and assist the Company in regard to the prosecution or defense of claims made by the Company against Third Parties or against Company by Third Parties. The duty of cooperation includes the duty to assist the Company and the Company’s attorneys and to participate in any meetings that may be necessary for purposes of obtaining information that may be utilized with respect to potential claims, claims, or litigation between the Company, on the one hand, and any Third Party, on the other hand. Moreover, this duty to cooperate also includes, but is not limited to, Bronstein’s prompt and cooperative attendance and participation in any depositions, any court or administrative agency matter, or any other proceedings pertaining to Company, without the necessity of formal subpoenas. Bronstein will be reimbursed for all such requested time at the rate of $400 per hour, and that plus any expenses necessarily related to such time, will be reimbursed within 15 days of submission to the Company. For purposes of this Paragraph 11(a), Third Parties are defined as any persons or entities other than the Bronstein Releasees.

(b) Commencing on June 16, 2003 and for a period of two (2) years thereafter, the Company agrees to cooperate fully with and assist Bronstein in regard to the prosecution or defense of claims made by Bronstein against Third Parties or against Bronstein by Third Parties. The duty of cooperation includes the duty to assist Bronstein and Bronstein’s attorneys and to participate in any meetings that may be necessary for purposes of obtaining information that may be utilized with respect to potential claims, claims of litigation between Bronstein on the one hand and any Third Party on the other hand. Moreover, this duty to cooperate also includes, but is not limited to, the Company’s prompt and cooperative attendance and participation in any depositions, any court or administrative agency matter, or any other proceedings pertaining to Bronstein, without the necessity of formal subpoenas. For purposes of this Paragraph 11(b), Third Parties are defined as any persons or entities other than the Company Releasees. Notwithstanding the above, if any individual who is within the category of the Company and the Releasees brings an action against the Company and Bronstein, such person shall be included within the definition of Third Parties for purposes of this Paragraph 11(b).

(c) Bronstein agrees not to voluntarily cooperate with (1) any person or entity who may request or make any inquiries, either formally or informally, concerning any information pertaining to the Agreement, matters or issues relating to the Agreement, matters or issues between the Parties, or matters or issues pertaining generally to the Company; or (2) any person or entity who is contemplating, has undertaken, or is seeking to assert any legal rights, claims, or defenses against the Company, in any forum whatsoever, unless and except where compelled to do so by court order. If Bronstein or Bronstein’s counsel is so contacted by any person or entity as described above, Bronstein shall, within five business days thereafter, contact counsel for the Company, Adam Levin or Larry Drapkin of Mitchell Silberberg & Knupp, 11377 W. Olympic Boulevard, Los Angeles, California 90064, or any other counsel hereinafter designated by the Company, and advise such counsel of the details pertaining to any such contact, and provide copies of all writings pertaining thereto. Such information shall be conveyed by fax, e-mail, and mail.

(d) Bronstein and her attorney Michelle Reinglass will make themselves available and will be compensated at the rate of Three Hundred Dollars ($300) per hour, upon reasonable request by the Company, to provide information to the Company pertaining to the Company’s efforts to obtain insurance coverage with respect to the Company’s expenditures related to or arising out of Bronstein’s claims, including without limitation providing to the Company a copy of her mediation brief (submitted to David Rotman with respect to the mediation which occurred on May 30, 2003), redacted of attorney-client privileged material which pertained to, addressed, quantified or otherwise discussed Bronstein’s factual and legal claims against the Company or any other person. Such material shall be provided to counsel for the Company, Adam Levin or Larry Drapkin of Mitchell Silberberg & Knupp, 11377 West Olympic Boulevard, Los Angeles, CA 90064, within five (5) business days of receipt of payment and other consideration provided in Paragraph 2 above. The Company shall use the above-

referenced portions of the mediation brief only for purposes of pursuing its claims against insurance carriers with respect to the claims asserted by Bronstein against the Company. If Bronstein’s attorneys are requested by the Company to provide information for the Company’s use pursuant to this Paragraph 11(d), the Company shall reimburse such counsel for the time such counsel may reasonably expend at the rate of Three Hundred Dollars ($300) per hour.

12. Non-Disclosure/Non-Disparagement.

(a) Bronstein agrees that she shall not publicize or disclose, in any manner, this Agreement, or the contents, terms, or any part of this Agreement, or any matters relating thereto, whether in writing or orally, directly or indirectly, to any person or entity whatsoever unless authorized to do so in writing by the Company or as may otherwise be required by law or any legal process (in which case Bronstein shall give the Company notice of any attempts to cause her to testify about or otherwise divulge the information subject to this Paragraph 12(a) within five (5) business days of Bronstein’s knowledge of such attempts and Bronstein shall use her reasonable best efforts in cooperating with the Company’s effort to obtain a protective order against disclosure from a court of competent jurisdiction). Bronstein agrees that she shall keep confidential any and all information concerning the facts and any legal claims which she has alleged, or could have alleged, against the Company. Except as provided in Paragraph 12(c) below, Bronstein agrees to not make any disclosure about this settlement except to say, “The dispute has been amicably resolved.” Notwithstanding the above, the Company and Bronstein shall, in good faith, attempt to reach agreement with respect to a press release that will reference and describe the amicable state of affairs between the Company and Bronstein, including, without limitation, reference to the amicable resolution of all matters between the parties.

(b) The Company agrees that it shall instruct those individuals who are officers or directors of the Company as of the date of execution of this Agreement (“Present Officers and Directors”) to not publicize or disclose in any manner this Agreement, or the contents, terms, or any part of this Agreement, or any matters relating thereto, whether in writing or orally, directly or indirectly, to any person or entity whatsoever unless authorized to do so in writing by Bronstein or as may otherwise be required by law or any legal process (in which case the Company shall give Bronstein notice of any attempts to cause it to testify about or otherwise divulge the information subject to this Paragraph 12(b) within five (5) business days of the Company’s General Counsel’s knowledge of such attempts and the Company shall use its reasonable best efforts in cooperating with Bronstein in obtaining a protective order against disclosure from a court of competent jurisdiction). Except as provided in Paragraph 12(c) below, the Company’s officers and directors cannot make any disclosure about this settlement except to say, “The dispute has been amicably resolved.”

(c) Bronstein agrees to refrain from making any statement or taking any action, directly or indirectly, that harms, impairs, impugns, interferes with,

undermines or criticizes the Company Releasees and/or the Company Releasees’ business interests, reputation or goodwill. The Company agrees to instruct its Present Officers and Directors to refrain from making any statement or taking any action, directly or indirectly, that harms, impairs, impugns, interferes with, undermines or criticizes the Bronstein Releasees and/or the Bronstein Releasees’ business interests, reputation or goodwill, and Company will not hereafter publicize in any manner that the reason for Bronstein’s termination and/or departure was based on any alleged impropriety or misconduct on her part. Company shall not be responsible for any failure by any of its Present Officers and Directors to comply with the Company’s instructions pursuant to either Paragraph 12(b) or (e) of this Agreement.

(d) Notwithstanding Paragraph 12(a) and (b) above, the parties acknowledge and agree that Bronstein may disclose the terms of this Agreement to her legal and tax advisors, provided they agree to comply with and be bound by the provisions of this Paragraph. The parties further agree that the Company may disclose this Agreement to those of its employees, agents, tax advisors and attorneys deemed by the Company as having a need to know the terms and provisions hereof. The parties also agree that if the Company determines, in its good faith judgment, that any of the information contained in the Agreement is subject to or should be disclosed pursuant to federal or state law, including, without limitation, securities laws, the Company may direct appropriate representatives to make such disclosures.

(e) Notwithstanding anything in this Agreement to the contrary, the Parties (and their representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and may at any time disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions or other tax analysis) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” in accordance with the Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent. It is the Parties’ understanding that this Paragraph 12(e) shall be interpreted such that the amount of consideration, including payments, made hereunder, shall not be disclosed pursuant to this Paragraph 12(e).

(f) Notwithstanding Paragraph 12(a) and (b) above, the Parties agree and acknowledge that if any of the Parties is involved in a legal dispute with an insurance carrier pertaining to or arising out of this matter (“Carrier disputes”), then such Parties shall be authorized to disclose, for purposes of resolving, pursuing, or defending such Carrier disputes, information which otherwise may not be disclosed pursuant to the terms of Paragraph 12(a) and (b).

13. Ownership of Claims.

The Parties represent and agree that they have not heretofore assigned or transferred, or purported to have assigned or transferred, to any person whomsoever any Claim or portion thereof or interest therein. The Parties agree to indemnify, defend, and hold harmless each other against any and all Claim or Claims based on, arising out of, or in connection with any such transfer or assignment, or purported transfer or assignment.

14. Enforcement By Arbitration.

Any dispute or controversy arising between the Company and Kathy Bronstein under or in connection with this Agreement shall be settled exclusively by arbitration in Los Angeles, California, before a retired judge affiliated with JAMS selected pursuant to JAMS selection procedures. This Agreement shall be construed according to the laws of the State of California in effect as of the date of its execution.

If any action at law or in equity, or any motion, is brought to enforce, interpret, or rescind this Agreement, the arbitrator shall award the prevailing party all of its costs in bringing, defending and prosecuting said action or motion, including its reasonable attorneys’ fees.

15. Severability.

Should any part, term, or provision of this Agreement (with the exception of the releases embodied in Paragraphs 3, 4, and 5) be declared or determined by any court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term, or provision shall be deemed stricken and severed from this Agreement, and any and all of the other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases embodied in Paragraphs 3, 4, and 5 are the essence of this Agreement, and should any of these paragraphs be deemed invalid or unenforceable, this Agreement shall be declared null and void, and any consideration received under this Agreement shall be immediately returned to the Company.

16. Effect of Waiver of Breach.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless it is in writing and signed by the party waiving the breach.

17. Paragraph Description.

The use of headings in this Agreement is only for ease of reference. The headings have no effect and are not to be considered part or terms of this Agreement.

18. Counterpart Execution and Use of Photocopies.

This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and fax copies of such signed counterparts may be used in lieu of the originals for any purpose.

19. Contract Drafting.

Both parties participated in the drafting of this Agreement. Neither party, nor any party’s counsel, shall be deemed the drafter of this Agreement in any proceeding that may hereafter arise between them.

20. Notices.

For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by U.S. Registered or Certified Mail, return receipt request, postage pre-paid, addressed to such address and person as provided in the signature pages hereto or sent to such other address or facsimile number as each party may furnish to the other in writing from time-to-time in accordance with this Paragraph 20. In addition to sending notices as provided above, each party shall also send a courtesy copy to the counsel for the party receiving notice. For purposes of this Paragraph 20, counsel for the Company is Mitchell Silberberg & Knupp, attention Adam Levin or Larry C. Drapkin, 11377 W. Olympic Boulevard, Los Angeles, California 90064. Counsel for Bronstein is the Law Offices of Michelle A. Reinglass, 23161 Mill Creek Drive, #170, Laguna Hills, California 92653-1694.

21. Entire Agreement; No Representations.

This Agreement constitutes and contains the entire agreement and understanding between the Parties hereto, and this Agreement supersedes and replaces all prior negotiations, proposed agreements, offers, promises, and agreements, whether written or oral, express or implied, concerning any subject matters including, without limitation, all employment and/or services agreements, offer letters, offers of stock options, offers of stock grants, stock grant agreements, stock option agreements, retirement plans including, without limitation, the Supplemental Executive Retirement Plan (SERP) and the prior Settlement Agreement between the parties dated May 30, 2003. The Parties acknowledge that they have not signed this Agreement in reliance on any promise, representation, or warranty whatsoever, written or oral, express or implied, that is not contained herein. The Parties hereto further agree that any oral, implied, or written representations or modifications to this Agreement shall be of no force or effect unless agreed to in writing by each party hereto.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: August 8, 2003	KATHY BRONSTEIN

/s/ KATHY BRONSTEIN
Kathy Bronstein

Street Address

City, State, Zip Code

Facsimile Number

Dated: August 8, 2003	THE WET SEAL, INC.

	By:	/s/ WALTER PARKS
	Its:	Executive Vice President and Chief Administrative Officer
26972 Burbank
Street Address
Foothill Ranch, CA 92610
City, State, Zip Code
949-699-4743
Facsimile Number

I agree to my individual release of the Bronstein Releasees as set forth in Paragraphs 3 (e) and 5 of this Agreement.

Dated: August 8, 2003	IRVING TEITELBAUM

/s/ IRVING TEITELBAUM
Irving Teitelbaum

Dated: August 8, 2003	ALAN SIEGEL

/s/ ALAN SIEGEL
Alan Siegel

Approved as to Form:

Dated: August 8, 2003	LAW OFFICES OF MICHELLE A. REINGLASS

	By:	/s/ MICHELLE A. REINGLASS
Michelle A. Reinglass
Attorneys for Kathy Bronstein

Dated: August 8, 2003	MITCHELL, SILBERBERG & KNUPP

	By:	/s/ ADAM LEVIN
Adam Levin
Attorneys for The Wet Seal, Inc.

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